Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust Declares Monthly Cash Distribution
     FORT WORTH, Texas, March 20, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $3,758,156.34 or $0.080632 per unit, based principally upon production during the month of January 2008. The distribution is payable April 14, 2008, to unit holders of record as of March 31, 2008.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,692,513 Mcf (2,895,605 MMBtu). Dividing revenues by production volume yielded an average gas price for January 2008 of $6.85 per Mcf ($6.37 per MMBtu) as compared to $7.11 per Mcf ($6.56 per MMBtu) for December 2007. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,330,762. Lease operating expenses were $2,641,832 and taxes were $1,836,058.
     The principal operator of the Underlying Properties is Burlington Resources Oil & Gas LP. On March 14, 2008, Burlington notified the Trust that the distribution for March would be reduced by $4,921,578.28, an amount described as the Trust’s portion of what Burlington had paid to settle a legal matter. On March 16, 2008, following inquiry from the Trust, Burlington reported that on August 15, 2007, it had reached an agreement settling all claims asserted by the United States of America, acting through the Department of Justice and the United States Department of the Interior, itself acting through the Minerals Management Service and the Bureau of Indian Affairs on behalf of itself and on behalf of various individual Indian mineral owners; the Cheyenne and Arapaho Tribes, the Jicarilla-Apache Tribe, the Southern Ute Tribe and the Ute Mountain Ute Tribe in the United States District Court for the Eastern District of Texas, captioned United States of America ex rel. Harrold E. (“Gene”) Wright v. AGIP Petroleum Co. et al., Civil Action No. 5:03CV264 (formerly 9:98-CV-30) (E.D. Tex.). Burlington, on behalf of itself and the Trust, paid $105,304,226.21 to settle claims for underpayment of royalty alleged to be owed on natural gas production, including production from properties burdened by the Trust, for production periods between March 1, 1988, and March 31, 2005.
     Burlington determined that the portion of that settlement allocable to the Trust is $6,078,917.00 in principal, together with $486,187.00 of interest, totaling $6,562,104.00. That amount was offset against the revenues used in calculating net profits for the month of March and the royalty distribution was calculated based on the Trust’s 75% net overriding royalty interest which resulted in the $4,921,578.28 reduction in the March distribution. Burlington indicates that the portion allocated to the Trust was determined by it based upon a comparison of the properties burdened by the Trust in proportion to all of the properties associated with the litigation settlement.
     As noted in the Trust’s periodic reports, due to the pass-through nature of the Trust, Burlington provides much of the information disclosed in the Trust’s reports and news releases. The Trust’s consultants will analyze the settlement and audit the calculation of the amount determined by Burlington to be allocable to the Trust.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com